Exhibit 4.2

[Form of Note]

(FACE OF NOTE)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO AT&T INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

AT&T INC.

4.850% Global Notes due 2047

ISIN NO. [●]

CUSIP NO. [●]

No. I-[●]

AT&T Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called “AT&T”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & CO. (the “Nominee”), or registered assigns, the principal sum of Canadian dollars appearing on the attached Schedule of Increases and Decreases on May 25, 2047 (the “Maturity Date”), and to pay

interest on said principal sum from May 30, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on May 25 and November 25 of each year, commencing on November 25, 2017 (each an “Interest Payment Date”) and on the Maturity Date, at the interest rate of 4.850% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Dates for such interest, which shall be the close of business on the fifteenth day preceding the respective Interest Payment Date (each, a “Regular Record Date”). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Any money that AT&T deposits with the Trustee or any Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to AT&T upon AT&T’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from AT&T.

If the Notes are issued in definitive form, payment of the principal and interest on this Note due at the Maturity Date or upon redemption will be made at the Maturity Date or upon redemption, as the case may be, upon presentation of this Note, in immediately available funds, at the office of BNY Trust Company of Canada, the Paying Agent for the Notes, currently located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6. The Transfer Agent and Registrar for the Notes is The Bank of New York Mellon Trust Company, N.A., currently located at 601 Travis Street, 16th Floor, Houston, Texas 77002.

Payment of interest on this Note due on an Interest Payment Date, other than interest at maturity or upon redemption, may be paid by check mailed to the address of the Holder entitled thereto as such address shall appear in the Note register. Notwithstanding the foregoing, (1) the Nominee as Holder of the Notes or (2) a Holder of more than CAD$5,000,000 in aggregate principal amount of Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date. The principal and interest payable in Canadian dollars on any of the Notes at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Paying Agent.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, AT&T INC. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

Dated: May 30, 2017	AT&T INC.

[SEAL]

By:
George B. Goeke
Senior Vice President and Treasurer

By:
Julianne K. Galloway
Vice President and Assistant Treasurer

Trustee’s Certificate of Authentication

This is one of the 4.850% Global Notes due 2047 of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:		Dated: May 30, 2017
Authorized Signatory

REVERSE OF NOTE

This Note is one of a duly authorized issue of debt securities of AT&T of the series specified on the face hereof, issued under and pursuant to an Indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, AT&T and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes will be issued in fully registered form only and in minimum denominations of CAD$150,000 and integral multiples of CAD$1,000 in excess thereof. This Note is one of the series designated on the face hereof initially limited in aggregate principal amount to CAD$750,000,000.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of AT&T and the rights of the Holders of the Notes under the Indenture at any time by AT&T and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding to waive compliance by AT&T with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of AT&T, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Principal and interest payments in respect of the Notes are payable by AT&T in Canadian dollars. If interest is calculated for a period shorter than one full year, other than a regular semi-annual period, such interest will be computed on the basis of a 365-day year and the actual number of days elapsed in that period.

Registrar and Paying Agent

The Paying Agent for the Notes is BNY Trust Company of Canada currently located at 1 York Street, 6th Floor, Toronto, Ontario M5J 0B6 (“Paying Agent”). In addition, AT&T shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange. AT&T has initially appointed an affiliate of the Trustee, BNY Trust Company of Canada, as its Paying Agent. AT&T may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.

Optional Redemption by AT&T

At any time prior to November 25, 2046, the Notes will be redeemable, as a whole or in part, at AT&T’s option, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the Canada Yield Price. Any time on or after November 25, 2046, the Notes will be redeemable, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed. Accrued interest will be payable to the redemption date.

“Canada Yield Price’’ means a price equal to the price which, if the Notes being redeemed were to be issued at such price on the date of redemption, would provide a yield thereon from the date of redemption to November 25, 2046 equal to the Government of Canada Yield plus 70 basis points, calculated by AT&T on the third Business Day (as defined below) preceding the date of redemption of the Notes.

“Government of Canada Yield” means, on any date, the bid-side yield to maturity on such date as determined from arithmetic average (rounded to three decimal places) of the yields quoted at 10:00 a.m. (Toronto time) by any two Canadian investment dealers selected by AT&T, assuming semi-annual compounding and calculated in accordance with generally accepted financial practice, which a non-callable Government of Canada bond, trading at par, would carry if issued in Canadian dollars in Canada on the date fixed for redemption with a maturity that most closely approximates the remaining term to November 25, 2046.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless AT&T defaults in the payment of the redemption price and accrued interest. On or before the redemption date, AT&T will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot or pursuant to applicable depository procedures.

Payment of Additional Amounts

AT&T will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note such additional amounts (“Additional Amounts”) as are necessary so that the net payment by AT&T or its Paying Agent of the principal of and interest on this Note to a person that is a United States Alien, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of this Note had no withholding or deduction been required. As used herein, “United States Alien” means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

The foregoing obligation to pay Additional Amounts shall not apply:

(1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:

(a) is or was present or engaged in a trade or business in the United States, has or had a permanent establishment in the United States, or has any other present or former connection with the United States or any political subdivision or taxing authority thereof or therein;

(b) is or was a citizen or resident or is or was treated as a resident of the United States;

(c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax;

(d) is or was a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); or

(e) is or was an actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of AT&T entitled to vote;

(2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a Paying Agent from the payment;

(5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that is announced or becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

(7) to any tax, assessment or other governmental charge any paying agent (which term may include AT&T) must withhold from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above items.

In addition, any amounts to be paid on this Note will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and no Additional Amounts will be required to be paid on account of any such deduction or withholding.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this section entitled “Payment of Additional Amounts” and under the heading “Redemption Upon a Tax Event”, AT&T shall not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

Any reference in the terms of the Notes to any amounts in respect of the Notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

Redemption Upon a Tax Event

If (a) AT&T becomes or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective, on or after May 17, 2017 or (b) a taxing authority of the United States takes an action on or after May 17, 2017, whether or not with respect to AT&T or any of its affiliates, that results in a substantial probability that AT&T will or may be required to pay such Additional Amounts, then AT&T may, at its option, redeem, as a whole, but not in part, the Notes on any Interest Payment Date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to (b) above may be made unless AT&T shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that AT&T will or may be required to pay the Additional Amounts and AT&T shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion, AT&T is entitled to redeem the Notes pursuant to their terms.

Further Issues

AT&T reserves the right from time to time, without notice to or the consent of the Holders of the Notes, to create and issue further notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as, and will be fungible for United States federal income tax purposes with, the Notes. Any further notes shall be issued pursuant to a resolution of the board of directors of AT&T, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.

Notes in Definitive Form

If (1) an Event of Default has occurred with regard to the Notes represented by this Note and has not been cured or waived in accordance with the Indenture, or (2) the CDS Clearing and Depository Services Inc. is at any time unwilling or unable to continue as depository and a successor depository is not appointed by AT&T within 90 days, AT&T may issue notes in definitive form in exchange for this Note. In either instance, an owner of a beneficial interest in the Notes will be entitled to the physical delivery in definitive form in exchange for this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name.

Notes so issued in definitive form will be issued as registered notes in minimum denominations of CAD$150,000 and integral multiples of CAD$1,000, unless otherwise specified by AT&T.

Notes so issued in definitive form may be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to AT&T or the Trustee duly executed by the Holder or his attorney duly authorized in writing.

AT&T may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Miscellaneous

For purposes of the Notes, the term “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or The City of Toronto are authorized or required by law or executive order to close.

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The foregoing sentence is for the purposes of disclosure under the Interest Act (Canada) only and not for any other purpose and shall not otherwise affect the terms of the Notes.

No director, officer, employee or stockholder, as such, of AT&T shall have any liability for any obligations of AT&T under this Note, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

The Notes are the unsecured and unsubordinated obligations of AT&T and will rank pari passu with all other evidences of indebtedness issued in accordance with the Indenture.

Prior to due presentment of this Note for registration of transfer, AT&T, the Trustee and any agent of AT&T or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither AT&T, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES

The initial principal amount of this AT&T INC. 4.850% Global Note due 2047 (ISIN NO. [●]) is CAD$750,000,000. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian